Exhibit 5.1

February 13, 2009

WindTamer Corporation
6053 Ely Avenue
Livonia, New York  14487

Re:    Registration Statement on Form S-1

Ladies and Gentlemen:

We are acting as counsel to WindTamer Corporation, a New York corporation (the “Company”) and have examined the Company’s registration statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission on or about February 13, 2009 in connection with the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 32,000,000 shares of common stock, $0.0001 par value per share (the “Shares”), all of which are authorized and will be issued to the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) upon the exercise of options held by the selling shareholders. The Shares are to be offered by the Selling Stockholders for sale to the public as described in the Registration Statement. As your legal counsel in connection with this transaction, we have examined the proceedings taken and proposed to be taken in connection with the sale of the Shares.

It is our opinion that the Shares, when issued and delivered upon the exercise of options held by the selling shareholders, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

/s/ Woods Oviatt Gilman LLP

Woods Oviatt Gilman LLP